Securities Exchange Act of 1934 -- Form 8-K



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K




PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                 Date of Report:
                                October 31, 2001
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                      CBL & ASSOCIATES PROPERTIES, INC.
--------------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)


      Delaware                   1-12494                  62-1545718
---------------------     ---------------------     ---------------------
   (State or other           (Commission                (IRS Employer
   jurisdiction of           File Number)               Identification
   incorporation)                                       Number)


     One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421
------------------------------------------------------------------------
                (Address of principal executive offices)


            Registrant's telephone number, including area code:
                              (423) 855-0001
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                                -1-

                        CBL & ASSOCIATES PROPERTIES, INC.
                             Conference Call Outline
                               Third Quarter 2001
                                October 31, 2001
                                   11:00 a.m.




Good morning. We appreciate your participation in today's call to discuss our results for the third quarter of 2001. With me today is Stephen Lebovitz, our President and Kelly Sargent, our Director of Investor Relations, who will first read our Safe Harbor disclosure.

This conference call contains "forward-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share is based upon a fully diluted converted share. We direct you to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

I would like to note that a transcript of today's comments including the balance sheet and comprehensive debt schedule, will be filed as a form 8-K later today, and will be available upon request. This call is also available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

Thank you, Kelly.

The slowing economy has presented many challenges this year. During 2001 we have had a record number of bankruptcies and tenant fallouts, which when combined with declining retail sales have resulted in slower NOI growth. Notwithstanding these challenges we still achieved double-digit FFO growth in the third quarter. CBL's senior management team has been through many difficult economic cycles and we are prepared to deal with these challenges and take advantage of opportunities that arise.

Some of the highlights of our third quarter included:
1. The successful grand opening of The Lakes Mall, our 600,000 square foot three department store mall in Muskegon, Michigan.

2. We completed phase one of the redevelopment of the Parkway Place Mall in Huntsville, Alabama, which includes the new 167,000 square-foot Parisian department store.

3. The completion of phase two of the Springdale Mall in Mobile, Alabama, which included the opening of Best Buy.

4. We refinanced three mall loans resulting in significant interest savings.

5. Occupancy levels in our portfolio increased in the third quarter over second in spite of tenant bankruptcies and fallouts.

Income Statement Review
-----------------------

The 10.2% increase in FFO per share for the third quarter of 2001 resulted from external growth. The opening of 2.3 million square feet in new developments over the last eighteen months accounted for 12.0% of this quarter's FFO increase; and the acquisition of 21 new malls and two associated centers in January, as well as the additional 50% interest acquired in Madison Square Mall in Huntsville, AL accounted for 88% of the quarter's increase in FFO.

Other financial highlights included:

1. Income from operations increased 44% to $26.8 million in the third quarter from $18.6 million in the same period a year ago.

2. Bankruptcies, tenant fallouts and retenanting limited same-center NOI growth for the combined portfolio to 0.6% in the quarter over the prior-year period.

3. Store closings primarily resulting from bankruptcies adversely impacted the third quarter cost recoveries. The ratio was 96% for the quarter compared with 103% for the same period one year ago. For the nine months, the cost recovery ratio was 98% compared with 99.8% a year ago. The year to date cost recovery of 98% is more indicative of a run rate going forward.

Our FFO calculation excludes outparcel sales. Including outparcel sales in the third quarter, FFO would have increased by an additional $0.02 per share to $0.99 from the $0.97 reported. Before consideration of outparcel sales, our dividend payout ratio for the quarter was 54.9%. Including outparcel sales, the payout ratio was 53.8%. Also not included in the Company's FFO calculation are gains on the sale of depreciable assets, which were $205,000 during the third quarter.

Capital Structure
-----------------
Though the full details of our capital structure are listed in our earnings release, I will highlight a couple of areas.

On September 6, 2001, we refinanced loans on three of our newly acquired malls:
Fashion Square, Jefferson and Northwoods. These loans generated $121 million in proceeds and an additional $35 million available for future funding. Proceeds from refinancings were used to retire fixed rate debt in the approximate amount of $115 million and to cover prepayment fees and closing costs of $6 million. The weighted average interest rate for the retired loans was 9.63%, and they were replaced with variable rate loans at an average spread of 150 basis points over LIBOR.

Since acquiring the mall portfolio in January we have raised $397 million in financing proceeds at a weighted average interest rate of 5.3%. These proceeds were used in part to retire $335 million of existing debt and to pay down $62 million of the $106 million loan used for the acquisition of the 21 new malls. All of these refinancings will result in significant interest savings.

A good indication of the strength of our balance sheet is the fact that, excluding normal principal amortization, we have only $197.1 million of long-term debt maturities through 2003. Consistent with our philosophy we have spread our maturities out so as to reduce our exposure in any one year.

We have intentionally increased our floating rate exposure, due to the very favorable interest rate environment. At the end of the third quarter 21% of our total debt was unhedged floating rate debt. At the same time we are focused on placing long-term fixed rate non-recourse loans on stabilized malls and we will cap or swap the variable rate debt on those malls that are being retenanted and renovated. We will not lose sight of the fact that taking interest rate risk is not our business and we will do what is necessary to manage interest rate exposure while benefiting from the favorable rate environment today.

Capital Expenditures
--------------------
During the third quarter, we spent $6.4 million on revenue generating capital expenditures, $4.7 million on revenue neutral expenditures and $16.9 million on revenue enhancing capital expenditures. The revenue neutral and revenue enhancing capital expenditures are primarily remodeling and renovation costs with the majority being recovered from tenants. For the full year, we expect to spend $23 million on revenue generating, $15 million on revenue neutral and $24 million on revenue enhancing capital expenditures.

Our proactive strategy of renovating and updating our properties continues. The mall renovation is complete at Meridian Mall in Lansing, MI where Schuler's Books will open in November and where Gaylan's has broken ground for a fall 2002 opening. We remain on schedule with the original capital improvement plans for the recently acquired malls and will complete the renovations of Cary Towne Center in Cary, NC and Fashion Square in Saginaw, MI by Thanksgiving. In our core portfolio, Burnsville Center in Burnsville, MN is also undergoing a renovation, which will also be completed by Thanksgiving. These renovations are representative of our commitment to investing in our properties, which has proven over the years to enhance shareholder value. At this time we are planning to renovate seven malls next year, four of which are from the recently acquired portfolio.

Improved Operations - Internal Growth
-------------------------------------
During the third quarter, community centers again reported the highest occupancy at 96.7%. Occupancy in the total mall portfolio was 92.2% at the end of the third quarter. Leasing activity in the acquired portfolio resulted in a 200 basis point increase over the second quarter to 88.5%. In our core portfolio, occupancy was 93.3% compared to 94.5% one year ago, reflecting the tenant fallout during this year. In the core portfolio, associated center occupancy decreased to 90.8%, the result of one anchor tenant vacancy due to bankruptcy. We have already signed a lease for this space with a replacement tenant, which will begin paying rent November 1.

Bankruptcies, tenant fallout and leasing downtime have slowed our same-center NOI growth. The same-center NOI growth for the total portfolio was 0.6% for the quarter. The core portfolio same-center NOI growth was down 1.7%, while the acquired properties same center NOI increased 4.7% based upon information provided by the previous owner. Based upon this quarter's results, we expect same center NOI growth for the year to be around 1%.

Security and Insurance
----------------------
Since the attacks in September we have received many questions regarding our property insurance coverage. We have in place today coverage that includes acts of terrorism. Our policies are up for renewal December 31, and our providers have stated that we should know in early December what the new effective rates will be.

Security has always been a focus at our properties, but since the September tragedies we have taken several steps to provide further assurance to our customers and retailers including heightened visibility and attention to the new security concerns. In addition, we have strengthened our relationships with the local authorities, as well as reviewed and updated all emergency procedures at each of our malls.

And now I will call on Stephen to discuss leasing, retail sales, developments and acquisitions.

Leasing
-------
Thank you, John. Good morning. In the third quarter we leased a total of 436,000 square feet. Average renewal rents for the quarter increased 15.3% over the prior rent and percentage rent in the new malls, 8.2% in the core malls and 6% in the community centers. In our associated centers we replaced one 12,800 square-foot tenant at a reduced rental rate that resulted in a 3.7% decline for that category.

Presently we have leased 92% of our pushcarts for the holiday season, or 680 of 739 carts, and are continuing to sign leases. While the slowing economy has affected our business, we have been aggressively leasing for the holiday season as well as backfilling vacant spaces for 2002. Some retailers have reacted to the current economic conditions by slowing their expansion plans. However, in our entire portfolio, we have only lost two committed deals, one of which involved an expansion of an existing tenant. Furthermore, we are continuing to see leasing activity for 2002. The continued strength in renewal leasing is an important component of our growth and is indicative of the long-term stability of the mall sector.

Subsequent to the end of the quarter, Regal Cinemas filed their long anticipated bankruptcy petition. We have six Regal Cinemas in our portfolio and expect only the lease for the theater in Knoxville, TN to be rejected. The total annual rent for this location is $350,000.

The only other notable bankruptcy during the third quarter was Ames. We have only one Ames in our portfolio, located at Sutton Plaza in Mt. Olive, NJ. We are currently under contract to sell this center and expect it to close shortly.

Retail Sales & Outlook
----------------------
Retail sales this quarter were greatly impacted by the terrorist attacks. On September 11, we closed all of our regional malls, and upon reopening the following day we experienced a considerable decline in traffic and sales and during the two weeks following. Since the end of September traffic has resumed to more normalized levels, but sales are lagging. Sales in July and August were slightly up, but with September results sales for the quarter were down 2.6% and for the first nine months down 1.1% on a comparable per square foot basis over the prior-year period. Total mall sales volume increased marginally (+0.08%).

In the third quarter, occupancy cost as a percentage of sales for the combined portfolio was 12.8%. Occupancy cost in our core portfolio was 13.7% for the first nine months compared to 13.8% for the year ago period. Occupancy cost as a percentage of sales is generally higher in the first three quarters of the year as compared to the fourth quarter as a result of seasonality.

While we cannot predict what the Christmas holiday season will bring, our marketing efforts are focused on maximizing customer traffic and sales. During the third quarter, our sales results across the portfolio were mixed. Over the last two quarters the Midwestern markets have produced stronger sales results while the Southeastern markets have lagged. As evidence of sales trending lower, percentage rents through the end of the third quarter have decreased 11% over the first nine months of last year. We expect that this trend will continue through the rest of the year. However on an annual basis, percentage rents last year contributed 2.5% of revenues. Also, the majority of our percentage rents sales are reported in the first quarter of the year.

Developments
------------
During the quarter we celebrated the successful grand opening of The Lakes Mall in Muskegon, MI. The mall opened on August 15 and is currently 89% leased and committed. The yield at opening was 9.5% and is expected to grow to 11.5% upon stabilization. During the opening we experienced tremendous traffic with several inline stores and a department store breaking previously set grand opening sales records. We are very proud of this great opening and look forward to the mall's future success.

We currently have almost one million square feet under construction, which includes Parkway Place in Huntsville, AL, a joint venture with Colonial Properties; Chesterfield Crossing expansion in Richmond, VA; Meridian Mall expansion in Lansing, MI; and the Coastal Way expansion in Spring Hill, FL. In addition, our new corporate headquarters in Chattanooga is under construction and will be completed in January 2002. These projects represent a total investment of approximately $92.7 million, of which $61.6 million has been invested through September 30, 2001. Construction loans are closed and/or committed for these projects. Initial unleveraged yields on these projects are expected to range from 9% to 11% after management and development fees. Excluding these fees, the yields would increase by approximately 140 basis points.

Our mall development pipeline includes the Mall of South Carolina in Myrtle Beach, which is a joint venture with the landowner, Burroughs & Chapin. Last month, the Supreme Court of South Carolina ruled in our favor allowing us to proceed with government financing for offsite improvements. We are now working to commence construction in early 2002 and to open the 1.3 million square-foot regional mall in the fall of 2003. In addition, we are continuing to pursue other new developments, both regional malls and community centers. We are also working on expansion and redevelopments at several of the newly acquired malls.

Acquisitions/Dispositions
-------------------------
During the quarter we sold one community center, Park Village in Lakeland, FL, for a gain of $205,000. We continue to pursue additional dispositions of selected community centers in "one-off' transactions and will report those as they occur.

Although there was no acquisition activity to report during the quarter, we continue to review acquisition candidates that fit with our strategy, and we will continue to be opportunistic in this area. Our creativity and capital structure affords us the ability to make acquisitions that are accretive both in the short term and long term.

Outlook
Thank you Stephen.

Our outlook and focus is:

|X| That our middle market focus should benefit CBL in the current economy as people seek to shop closer to home in an atmosphere where they feel secure, familiar and comfortable.

|X| Our objectives will be to capitalize on the lower interest rate environment while at the same time managing our interest rate exposure and pursuing our strategy of using long-term fixed rate non-recourse project specific debt.

|X| Continue redevelopments, expansions and other opportunities that will create additional value in our existing portfolio of 159 shopping centers.

|X| Development will continue to be an integral part of our growth. We consider development to include redevelopments, expansions and renovations as part of our strategy. Our 30 years of development experience will continue to benefit our shareholders.

|X| The economy as well as retailing is cyclical; we have and will continue to identify and implement new strategies to grow our company and shareholder value.

That concludes our conference call. We will be glad to answer questions.

                Renewal Leasing Year to Date - September 30, 2001


                           Prior PSF
                       Rent & Percentage        New PSF             New PSF               % Change            %Change
                             Rent               Rent-Initial          Rent-Avg.            Initial             Average

Core Malls                  $22.44               $24.26               $24.97                8.1                 11.3

Acquired Malls              $25.02               $26.63               $27.29                6.4                  9.0

Associated Centers          $13.99                12.90               13.49                (7.8)                (3.7)

Community Centers           $10.71                11.37               11.49                 6.2                  7.2



  Total Leasing Compared to Tenants Vacating Year To Date - September 30, 2001

                           Sq. Ft.                       Sq. Ft.
                          Leased         Avg. Rate       Vacated       Avg. Rate
                          ------         ---------       -------       ---------
Combined Malls         1,010,000          $27.05         485,000        $22.50

Associated Centers        61,000           13.08          29,000         13.01

Community Centers        263,000           11.74          64,000         10.09


                                        CBL & ASSOCIATES PROPERTIES, INC.
                           MORTGAGE LOANS OUTSTANDING & INTEREST RATE AS OF 09/30/2001
                                                 (In Thousands)

                                                MORTGAGE            INTEREST   ANNUAL
                  CENTER                     NOTE PAYABLE            RATE      TEREST
  CONVENTIONAL FIXED RATE
  CONSOLIDATED:
  34TH ST CROSSING                                   $1,376         10.625%          $146
  ASHEVILLE MALL                                     71,250          6.980%         4,973
  BJ'S PLAZA                                          2,993         10.400%           311
  BONITA CROSSING                                     8,939          6.820%           610
  BONITA LAKES MALL                                  28,529          6.820%         1,946
  BRIARCLIFF SQUARE                                   1,507         10.375%           156
  BROOKFIELD SQUARE                                  75,552          7.498%         5,665
  BURNSVILLE CENTER                                  73,440          8.000%         5,875
  CARY TOWNE CENTER                                  62,159          8.640%         5,371
  CEDAR BLUFF CROSSING                                1,044         10.625%           111
  CHERRYVALE MALL                                    48,365          7.375%         3,567
  CITADEL MALL                                       33,449          7.390%         2,472
  COLLEGE SQUARE                                     14,165          6.750%           956
  COLLETON SQUARE                                       864          9.375%            81
  COLLINS PARK COMMONS                                  690         10.250%            71
  COOLSPRINGS GALLERIA                               63,673          8.290%         5,278
  CORTLAND TOWNE CENTER                              51,216          6.900%         3,534
  COSBY STATION                                       3,842          8.500%           327
  Courtyard At Hickory Hollow                         4,320          6.770%           292
  EASTGATE MALL                                      42,083          7.500%         3,156
  FAYETTE MALL                                       97,839          7.000%         6,849
  GREENPORT TOWNE CENTER                              4,046          9.000%           364
  HAMILTON CORNER                                     2,938         10.125%           297
  HAMILTON PLACE                                     69,143          7.000%         4,840
  HANES MALL                                        116,841          7.310%         8,541
  HENDERSON SQUARE                                    6,100          7.500%           458
  Hickory Hollow Mall                                92,792          6.770%         6,282
  JANESVILLE MALL                                    15,566          8.375%         1,304
  LONGVIEW CROSSING                                     386         10.250%            40
  MADISON PLAZA                                       1,222         10.125%           124
  MADISON SQUARE                                     47,231         10.125%         4,782
  NORTH HAVEN CROSSING                                6,341          9.550%           606
  NORTHWOODS PLAZA                                    1,135          9.750%           111
  OAK HOLLOW MALL                                    48,754          7.310%         3,564
  OLD HICKORY MALL                                   21,854          8.250%         1,803
  PARK PLACE                                            669         10.000%            67
  PERIMETER PLACE                                     1,276         10.625%           136
  Rivergate Mall                                     74,994          6.770%         5,077
  SEACOAST SHOPPING CENTER                            5,305          9.750%           517
  SHENANDOAH CROSSING                                   485         10.250%            50
  SPRINGHURST TOWNE CENTER                           22,010          6.650%         1,464
  ST CLAIR SQUARE                                    72,084          7.000%         5,046
  STROUD MALL                                        32,346          8.420%         2,724
  SUBURBAN PLAZA                                      8,394          7.875%           661
  THE TERRACE                                         9,920          7.300%           724


                                       9

  TURTLE CREEK MALL                                  32,458          7.400%         2,402
  UVALDE PLAZA                                          612         10.625%            65
  VALLEY COMMONS                                        838         10.250%            86
  Village at Rivergate                                3,542          6.770%           240
  WALNUT SQUARE                                         389          9.000%            35
  WALNUT SQUARE                                         675         10.125%            68
  WAUSAU CENTER                                      14,299          6.700%           958
  WESTGATE CROSSING                                   9,828         8.4200%           828
  WESTGATE MALL                                      45,517          6.950%         3,163
  WILLOW SPRINGS PLAZA                                4,188          9.750%           408
  YORK GALLERIA                                      51,748          8.340%         4,316
                                                 ----------                      --------
                                                 $1,513,221                      $113,895
  UNCONSOLIDATED:
  GOVERNORS SQUARE                                   16,175          8.230%         1,331
  PLAZA DEL SOL                                       2,419          9.150%           221
  East Towne Mall                                    14,046          8.010%         1,125
  West Towne Mall                                    21,716          8.010%         1,739
  Kentucky Oaks Mall                                 16,239          9.000%         1,462
                                                 ----------                      --------
                                                    $70,595                        $5,879
  MINORITY INVESTOR INTEREST:
  HAMILTON CORNER                                     (294)         10.250%          (30)
  HAMILTON PLACE                                    (6,914)         10.125%         (700)
  THE TERRACE                                         (794)          7.300%          (58)
  OAK HOLLOW MALL                                  (12,188)         10.625%       (1,295)
  PARK PLACE                                           (33)         10.000%           (3)
  ERMC                                                 (32)          9.500%           (3)
  UVALDE PLAZA                                        (153)         10.250%          (16)
                                                 ----------                      --------
                                                  ($20,408)                      ($2,105)
                                                 ----------                      --------
  TOTAL CONVENTIONAL FIXED RATE                  $1,563,408                      $117,669
  Weighted Average Interest Rate                                                   7.526%

  CONVENTIONAL FLOATING RATE
  PARKWAY PLACE  50%                                 11,307         4.9624%           561
  Columbia Mall                                      18,909         4.5600%           862
  ERMC                                                  127         6.0000%             8
  ARBOR PLACE                                        99,300         4.1800%         4,151
  COASTAL WAY  SPRING HILL FL                         8,890         4.8338%           430
  CHESTERFIELD CROSSING                               7,093         3.8800%           275


                                       10

  FASHION SQUARE                                     39,000         5.0700%         1,977
  GUNBARRELL POINTE                                  12,570         4.9400%           621
  JEFFERSON MALL                                     40,000         5.0200%         2,008
  MERIDIAN MALL                                      80,000         6.4590%         5,167
  MIDLAND MALL                                       35,000         4.5600%         1,596
  NORTHWOODS MALL                                    42,000         5.0700%         2,129
  PARKDALE MALL                                      45,000         3.9800%         1,791
  SPRINGDALE MALL                                    21,470         4.6513%           999
  SUTTON PLAZA                                       12,039         4.0400%           486
  THE LANDING AT ARBOR PLACE                         11,162         4.7500%           530
  THE LAKES MALL                                     25,303         4.3100%         1,091
  CITADEL MALL                                        8,500         5.5700%           473
  WILLOWBROOK PLAZA                                  33,298         5.5013%         1,832
  CREEKWOOD CROSSING                                 10,000         6.8340%           683
  CREEKWOOD CROSSING                                  8,638         4.1700%           360
  CREDIT LINE                                       130,000         6.3340%         8,234
  CREDIT LINE                                       133,176         4.6720%         6,222
                                                 ----------                      --------
  TOTAL CONVENTIONAL FLOATING RATE                 $832,782                       $42,487
  Weighted Average Interest Rate                                                   5.102%
  CONSTRUCTION LOANS
  CBL Center - Chattanooga, TN                       10,406         5.1313%           534
  MERIDIAN MALL EXPANSION                            20,916         4.6193%           966
                                                 ----------                      --------
  TOTAL CONSTRUCTION LOANS                           31,322                         1,500
  Weighted Average Interest Rate                                                   4.789%

  TOTAL VARIABLE DEBT                              $864,104                       $43,987
  Weighted Average Interest Rate                                                   5.091%

  TOTAL CONSOLIDATED & UNCONSOLIDATED            $2,427,512                      $161,656
  Weighted Average Interest Rate                                                   6.659%

  TOTAL BALANCE SHEET DEBT                       $2,347,109                      $156,459
  Weighted Average Interest Rate                                                   6.666%

  TOTAL FIXED RATE UNCONSOLIDATED DEBT              $70,595                        $5,879
  Weighted Average Interest Rate                                                   8.327%

  TOTAL VARABLE RATE UNCONSOLIDATED DEBT            $30,216                        $1,423
  Weighted Average Interest Rate                                                   4.711%



                                  CBL & Associates Properties, Inc.
                                      Consolidated Balance Sheets
                                   (Preliminary subject to change )
                                       (Unaudited, in thousands)


                                                                         Year Ended December 31,
                                                                          2001             2000
 ASSETS
 REAL ESTATE ASSETS:
 Land                                                                    $   525,293       $   290,366

 Buildings and improvements                                                2,940,245         1,919,619
                                                                          ----------        ----------
                                                                           3,465,538         2,209,985
 Less: Accumulated depreciation                                             (327,805)         (271,046)
                                                                          ----------        ----------
                                                                           3,137,733         1,938,939
 Developments in progress                                                     88,646           101,675
                                                                          ----------        ----------
 Net investment in real estate                                             3,226,379         2,040,614
 CASH AND CASH EQUIVALENTS                                                    13,549             5,184
 CASH IN ESCROW                                                                2,188                 -
 RECEIVABLES:
    Tenant, net of allowance for doubtful accounts of $2,854 in 2001
    and $1,854 in 2000                                                        40,515            29,641
 Other                                                                         4,234             3,472
 MORTGAGE NOTES RECEIVABLE                                                    10,773             8,756
 INVESTMENT IN UNCONSOLIDATED AFFILIATES                                      68,694                 -
 OTHER ASSETS                                                                 35,746            27,898
                                                                        $  3,402,078      $  2,115,565
                                                                        ============      =============

 LIABILITIES AND SHAREHOLDERS' EQUITY
 MORTGAGE AND OTHER NOTES PAYABLE                                          2,347,106         1,424,337
 ACCOUNTS PAYABLE AND ACCRUED LIABILITIES                                     82,148            78,228
                                                                          ----------        ----------
 Total liabilities                                                         2,429,254         1,502,565
 COMMITMENTS AND CONTINGENCIES
 DISTRIBUTION AND LOSSES IN EXCESS OF INVESTMENT IN UNCONSOLIDATED
     AFFILIATES                                                                    -             3,510
 MINORITY INTERESTS                                                          444,217           174,665
 SHAREHOLDERS' EQUITY:
 Preferred Stock, $.01 per value, 5,000,000 shares authorized,
     2,875,000 shares issued and outstanding in 2001 and 2000                     29                29
 Common Stock, $.01 per value, 95,000,000 shares authorized,
     25,564,662 and 25,067,287 shares issued and outstanding in 2001             256               251
     and 2000, respectively
 Additional paid-in capital                                                  554,923           462,480
 Other comprehensive loss                                                     (7,160)                -
 Accumulated deficit                                                         (19,441)          (27,935)
                                                                          ----------        ----------
 Total Shareholders' equity                                                  528,607           434,825
                                                                          ----------        ----------
                                                                        $  3,402,078      $  2,115,565
                                                                        ============      =============


                                    SIGNATURE






Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                      CBL & ASSOCIATES PROPERTIES, INC.

                                              /c/ John N. Foy
                                      ------------------------------------
                                                 John N. Foy
                                           Vice Chairman,
                                          Chief Financial Officer and
                                                  Treasurer
                                          (Authorized Officer of the
                                                  Registrant,
                                        Principal Financial Officer and
                                         Principal Accounting Officer)



Date:   October 31, 2001